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          ACQUISITION OF NUCLEAR MATERIAL DETECTION TECHNOLOGIES, INC.
                                       by
                     CARGO CONNECTION LOGISTICS HOLDING INC.
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                        AGREEMENT AND PLAN OF ACQUISITION

      This Agreement and Plan of Acquisition (Agreement) is entered into by and between Nuclear Material Detection Technologies, Inc., a Florida corporation,
(NMDT), UTEK CORPORATION, a Delaware corporation, (UTEK), and Cargo Connection Logistics Holding Inc., a Florida corporation, (CRGO)

      WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of NMDT (NMDT Shares); and

      WHEREAS, before the Closing Date, NMDT will acquire the license for the fields of use as described in the License Agreement as described and which are attached hereto as part of Exhibit A and made a part of this Agreement (License Agreement) and the rights to develop and market a proprietary technology for the fields of uses specified in the License Agreement (Technology).

      WHEREAS, the parties desire to provide for the terms and conditions upon which NMDT will be acquired by CRGO in a stock-for-stock exchange (Acquisition) in accordance with the respective corporation laws of their state, upon consummation of which all NMDT Shares will be owned by CRGO, and all issued and outstanding NMDT Shares will be exchanged for common stock of CRGO with terms and conditions as set forth more fully in this Agreement; and

      WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (Code).

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

                                    ARTICLE 1
                         THE STOCK-FOR-STOCK ACQUISITION

      1.01 The Acquisition

            (a) Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all NMDT Shares shall be acquired from UTEK by CRGO in accordance with the respective corporation laws of their state and the provisions of this Agreement and the separate corporate existence of NMDT, as a wholly-owned subsidiary of CRGO, shall continue after the closing.

            (b)  Effective   Date.  The  Acquisition   shall  become   effective
(Effective Date) upon the execution of this Agreement and closing of the transaction.


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

      1.02 Exchange of Stock. At the Effective Date, by virtue of the Acquisition, all of the NMDT Shares that are issued and outstanding at the Effective Date shall be exchanged for the issuance of 168,539,326 unregistered shares of common stock of CRGO to UTEK.

      1.03 Effect of Acquisition.

            (a) Rights in NMDT Cease. At and after the Effective Date, UTEK, the sole shareholder of each certificate of common stock of NMDT shall cease to have any rights as a shareholder of NMDT.

            (b) Closure of NMDT Shares Records. From and after the Effective Date, the stock transfer books of NMDT shall be closed, and there shall be no further registration of stock transfers on the records of NMDT.

      1.04 Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall take place December 6, 2006.

                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

      2.01 Representations and Warranties of UTEK and NMDT. UTEK and NMDT represent and warrant to CRGO that the facts set forth below are true and correct:

            (a) Organization. NMDT and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of NMDT have been provided to CRGO and such documents are presently in effect and have not been amended or modified.

            (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of NMDT and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and NMDT and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

            (c) Capitalization. The authorized capital of NMDT consists of 1,000,000 shares of common stock with a par value $.01 per share. At the date of this Agreement, 1,000 NMDT Shares are issued and outstanding.

All issued and outstanding NMDT Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. NMDT is not authorized to issue any preferred stock. All dividends on NMDT Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring NMDT to issue any NMDT Shares or securities convertible into NMDT Shares to anyone for any reason whatsoever. None of the NMDT Shares is subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.


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

            (d) Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which NMDT or UTEK is a party and will not create a default under any such obligation or under any agreement to which NMDT or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of NMDT, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

            (e) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of NMDT and UTEK's knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of NMDT.

            (f) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by NMDT or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, NMDT or UTEK's articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which NMDT or UTEK is a party or by which NMDT or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or
government   entity  which  materially   affects  their  respective   assets  or
businesses.

            (g) Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by NMDT and UTEK or performance of the obligations of NMDT and UTEK hereunder or under any other agreement to which NMDT or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to NMDT or its assets or business.

            (h) Title to Assets. NMDT has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown on the balance sheet of attached Exhibit B are the sole assets of NMDT. NMDT has or will by Closing Date have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

            (i) Intellectual Property

                  (1) The Washington Savannah River Company (WSRC) owns the Technology and has all right, power, authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Inventions listed in Exhibit A hereto.

                  (2) The License Agreement between WSRC and NMDT covering the Inventions will be legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

                  (3) Except as otherwise set forth in this Agreement, CRGO acknowledges and understands that NMDT and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties, and


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

                  (4) Except as otherwise expressly set forth in this Agreement, NMDT and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

            (j) Liabilities of NMDT. NMDT has no assets, no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

            (k) Financial Statements. The unaudited financial statements of NMDT, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly NMDT's financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. NMDT has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of NMDT except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to NMDT or UTEK that would prevent the financial statements of NMDT from being audited in accordance with generally accepted accounting principles.

            (l) Taxes. All returns, reports, statements and other similar filings required to be filed by NMDT with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of NMDT for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from NMDT by any taxing authority, have been properly paid, except to the extent reflected on NMDT's financial statements, where NMDT has contested in good faith by appropriate proceedings and reserves have been established on its financial statements to the full extent if the contest is adversely decided against it. NMDT has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is NMDT a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. NMDT has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. NMDT has made all deposits required by law to be made with respect to employees' withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon NMDT. NMDT is not and has never been a party to any tax sharing agreements with any other person or entity.

            (m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, NMDT has not, and without the written consent of CRGO, it will not have:

                  (1) Sold, encumbered, assigned let lapsed or transferred any of its material assets, including without limitation the Intellectual Property, the License Agreement or any other material asset;


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

                  (2) Amended or terminated the License Agreement or other material agreement or done any act or omitted to do any act which would cause the breach of the License Agreement or any other material agreement;

                  (3) Suffered any damage, destruction or loss whether or not in control of NMDT;

                  (4)  Made  any   commitments   or   agreements   for   capital
expenditures or otherwise;

                  (5) Entered into any transaction or made any commitment not disclosed to CRGO;

                  (6) Incurred any material obligation or liability for borrowed money;

                  (7) Suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise) assets or liabilities or business of NMDT; or

                  (8) Taken any action, which could reasonably be foreseen to make any of the representations or warranties made by NMDT or UTEK untrue as of the date of this Agreement or as of the Closing Date.

            (n) Material Agreements. Exhibit A attached contains a true and complete list of all contemplated and executed agreements between NMDT and a WSRC. A complete and accurate copy of all material agreements, contracts and commitments of the following types, whether written or oral to which it is a party or is bound (Contracts), has been provided to CRGO and such agreements are or will be at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of NMDT in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. NMDT is not in default of any of the Contracts. In addition:

                  (1) There are no outstanding unpaid promissory notes, mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to NMDT; and

                  (2) There are no outstanding operating agreements, lease agreements or similar agreements by which NMDT is bound; and

                  (3) The complete final drafts of the License Agreement have been provided to CRGO; and

                  (4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any intellectual property and trade names; and

                  (5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of NMDT's property; and

                  (6) There are no breaches of any agreement to which NMDT is a party.

            (o) Compliance with Laws. NMDT is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.


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

            (p) Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of NMDT or UTEK, threatened against NMDT, the Technology, or License Agreement, affecting its assets or business (financial or otherwise), and neither NMDT nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of NMDT or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of NMDT or the transactions contemplated.

            (q) Employees. NMDT has no and never had any employees. NMDT is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. NMDT is not in violation of any law, regulation relating to employment of employees.

            (r) Adverse Effect. Neither NMDT nor UTEK has any knowledge of any or threatened existing occurrence, action or development that could cause a material adverse effect on NMDT or its business, assets or condition (financial or otherwise) or prospects.

            (s) Employee Benefit Plans. NMDT states that there are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

            (t) Books and Records. The books and records of NMDT are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

            (u) No Broker's Fees. Neither UTEK nor NMDT has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

            (v) Full Disclosure. All representations or warranties of UTEK and NMDT are true, correct and complete in all material respects to the best of our knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

      2.02 Representations and Warranties of CRGO. CRGO represents and warrants to UTEK and NMDT that the facts set forth are true and correct.

            (a) Organization. CRGO is a corporation duly organized, validly existing and in good standing under the laws of Florida, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate properties.


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

            (b) Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of CRGO; no other corporate action on their respective parts is necessary in order to execute, deliver, consummate and perform their obligations hereunder; and they have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

            (c) Capitalization. The authorized capital of CRGO consists of 5,000,000,000 (5 Billion) shares of common stock with a par value $0.001 per share (CRGO Common Shares) and on the Effective Date of the Acquisition 1,058,915,827CRGO Shares (which will include the 168,539,326 CRGO Common Shares issued at the closing of the Acquisition) will be issued and outstanding. All issued and outstanding CRGO Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

            (d) Anti Dilution Adjustments. UTEK currently owns 4,838,710 common shares of CRGO and will be acquiring an additional 168,539,326 unregistered shares of CRGO totaling 173,378,036 unregistered shares; and based on a total of 1,058,915,827issued and outstanding after the issuance of the shares set forth herein and this will represent a 16.3% ownership position in CRGO shares. For a period of twelve months from the date of this Agreement, the aggregate number of shares of Stock that UTEK has received shall be adjusted proportionately by the Board of Directors of CRGO for any increase in the number of outstanding shares of CRGO Stock resulting from the issuance of any additional equity securities (in excess of 100,000,000 CRGO shares) by the Company to any of its principal executive management team. Notwithstanding the above, this anti-dilutive provision will not apply to the issuance of any shares of CRGO stock issued as compensation to the Company's management or members of its board of directors. In addition, a maximum of 270,000,000 shares will be excluded due to the SB-2 registration statement that has previously been filed with the SEC and is in the review process. David Quach, President of the International Division of Cargo Connection Logistics is excluded up to a maximum of 360,000,000 CRGO shares due to an existing performance compensation plan.

            (e)  Binding  Effect.  The  execution,   delivery,  performance  and
consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which CRGO is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of CRGO, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor's rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

            (f) Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of CRGO.

            (g) No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by CRGO with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute default under, or result in a violation of, their respective corporate charters or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.


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

            (h) Consents. Assuming the correctness of UTEK and NMDT's representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to CRGO or its assets or business.

            (i) Financial Statements. The unaudited and audited financial statements of CRGO set forth in its filings with the SEC present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. CRGO has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of CRGO except as specifically set forth in the CRGO financial statements.

            (j) Full Disclosure. All representations or warranties of CRGO are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

            (k) Compliance with Laws. CRGO is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

            (l) Litigation. Except as set forth on the schedules set forth herein (attached as Exhibit E), there is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of CRGO, threatened against CRGO materially affecting its assets or business (financial or otherwise), and CRGO is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business. CRGO has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse affect on CRGO or its business, assets or condition (financial or otherwise) or prospects.

            (m) Development. CRGO agrees and warrants that it has the expertise necessary to and has had the opportunity to independently evaluate the inventions of the Licensed Technology and develop same for the market.

            (n) Investment Company Status CRGO is not an investment company, either registered or unregistered.

      2.03 Investment Representations of UTEK. UTEK represents and warrants to CRGO that:

            (a) General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in CRGO Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in CRGO Shares, including the risk of a total loss of the investment in CRGO Shares. The acquisition of CRGO Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to CRGO is true and correct. It has conducted all investigations and due diligence concerning CRGO to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask questions of the officer and directors of CRGO concerning CRGO Shares and the business and financial condition of and prospects for CRGO, and the officers and directors of CRGO have adequately answered all questions asked and made all relevant information available to them. UTEK is an accredited investor, as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            (b) Stock Transfer Restrictions. UTEK acknowledges that the CRGO Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the CRGO Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the following form on the stock certificate representing CRGO Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS
OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

            (c) Legend. Subject to Rule 144 restrictions, 12 months following the stock acquisition described herein, CRGO agrees to and shall direct its transfer agent to remove the above legend upon the issuance by UTEK's legal counsel that the above legend can be removed from UTEK's shares. CRGO agrees to and promptly shall provide any information requested by UTEK or UTEK's counsel and to make further direction to its transfer agent as necessary for such issuance of an opinion regarding removal of the legend or the sale of such restricted shares under Rule 144 or other available exemption from registration. A letter affecting the issuance of the certificate without the restrictive legend one year from the date of closing is attached as Exhibit D.

            (d) Failure to Remove Legend. In the event that CRGO fails to direct its transfer agent to remove the legend within fifteen (15) days of request by UTEK, CRGO shall be liable to an additional fee of ten percent (10%) of the current value of the shares held by UTEK, as well as any and all attorney fees and costs that UTEK may incur as a result of CRGO failing to comply in this request.

            (e) Stock Transfer Restrictions. UTEK will have "piggyback" registration rights for all of the common shares it will receive in this transaction. Notwithstanding the above, UTEK agrees that its shares shall not be registered in the SB-2 Registration Statement currently filed with the SEC and in the review process.

                                    ARTICLE 3
                          TRANSACTIONS PRIOR TO CLOSING

      3.01. Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and when necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

      3.02 Access to Information. Each party agrees to permit, upon reasonable notice, the attorneys, accountants, and other representatives of the other parties reasonable access during normal business hours to its properties and its books and records to make reasonable investigations with respect to its affairs, and to make its officers and employees available to answer questions and provide additional information as reasonably requested.

      3.03 Expenses. Each party agrees to bear its own expenses in connection with the negotiation and consummation of the Acquisition and the transactions contemplated by this Agreement.

      3.04 Covenants. Except as permitted in writing, each party agrees that it will:

            (a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

            (b) Notify the other parties upon the occurrence of any event which would have a materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon the business, assets or results of operations; and

            (c) Not modify  its  corporate  structure,  except as  necessary  or
advisable  in  order  to  consummate  the  Acquisition   and  the   transactions
contemplated by this Agreement.

                                    ARTICLE 4
                              CONDITIONS PRECEDENT

      The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

      4.01. Each party must obtain the approval of its board of directors and such approval shall not have been rescinded or restricted.

      4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

      4.03. There shall be no claim or litigation instituted or threatened in writing by any person or government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the NMDT Shares or the right of NMDT or UTEK to consummate the Acquisition contemplated hereunder.

      4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

      4.05. The Technology and Intellectual Property has been prosecuted in good faith with reasonable diligence.

      4.06. To the best knowledge of UTEK and NMDT, the License Agreement are valid and in full force and effect without any default in this Agreement.

      4.07. CRGO shall have received, at or within 5 days of Closing Date, each of the following:

            (a) the  stock  certificates  representing  the  NMDT  Shares,  duly
endorsed  (or   accompanied   by  duly  executed   stock  powers)  by  UTEK  for
cancellation;

            (b) all documentation relating to NMDT's business, all in a form and substance satisfactory to CRGO;

            (c) such agreements, files and other data and documents pertaining to NMDT's business as CRGO may reasonably request;

            (d) copies of the general ledgers and books of account of NMDT, and all federal, state and local income, franchise, property and other tax returns filed by NMDT since the inception of NMDT;

            (e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable, (including tax) of NMDT in Florida;

            (f) the original corporate minute books of NMDT, including the articles of incorporation and bylaws of NMDT, and all other documents filed in this Agreement;

            (g) all consents, assignments or related documents of conveyance to give CRGO the benefit of the transactions contemplated hereunder;

            (h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of CRGO and NMDT, and

            (i) such other documents, instruments or certificates as CRGO, or their counsel may reasonably request.

      4.08. CRGO shall have completed due diligence investigation of NMDT to CRGO's satisfaction in their sole discretion.

      4.09. CRGO shall receive the resignation effective the Closing Date of each director and officer of NMDT.

                                    ARTICLE 5
                    INDEMNIFICATION AND LIABILITY LIMITATION

      5.01. Survival of Representations and Warranties.

            (a) The representations and warranties made by UTEK and NMDT shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

            (b) The representations and warranties made by CRGO shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

      5.02 Limitations on Liability. CRGO agrees that UTEK shall not be liable under this agreement to CRGO or their respective successor's, assigns or affiliates except where damages result directly from the gross negligence, willful misconduct or breach of any of the representations and warranties of UTEK or its employees. CRGO shall indemnify UTEK, and hold UTEK harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses ("Losses"), arising in any manner out of or in connection with the rendering of services by UTEK under this Agreement, unless it is finally judicially determined that such Losses resulted from the gross negligence, willful misconduct or breach of any of the representation and warranties made by UTEK. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of UTEK.

      UTEK agrees that CRGO shall not be liable under this agreement to UTEK or their respective successor's, assigns or affiliates except where damages result directly from the gross negligence, willful misconduct or breach of any of the representations and warranties of CRGO or its employees. UTEK shall indemnify CRGO, and hold CRGO harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses ("Losses"), arising in any manner out of or in connection with the rendering of services by CRGO under this Agreement, unless it is finally judicially determined that such Losses resulted from the gross negligence, willful misconduct or breach of any of the representation and warranties made by CRGO. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of CRGO.

                                    ARTICLE 6
                                    REMEDIES

      6.01 Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

      6.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

                                   ARTICLE 7
                                  ARBITRATION

      In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Tampa, Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by CRGO, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

                                    ARTICLE 8
                                  MISCELLANEOUS

      8.01. No party may assign this Agreement or any right or obligation of it hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

      8.02. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

      8.03. Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

      8.04. This Agreement shall be governed by and construct in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

      8.05. This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

      8.06. Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties.

      8.07. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

      8.08. This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

      8.09 Any facsimile signature of any part to this Agreement or to any other agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.

                       (Signatures on the following page)

CARGO CONNECTION LOGISTICS                  NUCLEAR MATERIAL DETECTION
HOLDING INC.                                TECHNOLOGIES, INC.


By: /s/ Jesse Dobrinsky                 By: /s/ Andrew Frost
    -----------------------------           -----------------------------
    Jesse Dobrinsky,                        Andrew Frost
    Chief Executive Officer                 President

    Address:                                Address:
    600 Bayview Ave                         2109 East Palm Avenue
    Inwood, New York 11096                  Tampa, Florida 33605

    Date: December 6, 2006              Date: December 6, 2006
         ------------------------             ---------------------------


UTEK CORPORATION


By: /s/ Clifford M. Gross
    -----------------------------
    Clifford M. Gross, Ph.D.
    Chief Executive Officer

    Address:
    2109 East Palm Avenue
    Tampa, Florida 33605

Date: December 6, 2006
      ------------------------


UTEK CORPORATION


By: /s/ Doug Schaedler
    -----------------------------
    Doug Schaedler
    Chief Compliance Officer

    Address:
    2109 East Palm Avenue
    Tampa, Florida 33605

Date: December 6, 2006
      ------------------------

                                    EXHIBIT A

                             Outstanding Agreements
                   from the Washington Savannah River Company

            1) License Agreement


SCA Model: RJL:NAN 01/31/97           xvi             LA-9_-___{LICENSEE's Name}

                       EXCLUSIVE PATENT LICENSE AGREEMENT

                                     Between

                      WASHINGTON SAVANNAH RIVER COMPANY LLC

                                       and

                  Nuclear Material Detection Technologies, Inc.

                                       for

                 RadRope(TM) Nuclear Materials Detection System

                      WSRC License Agreement No. LA- 07-003

                      Washington Savannah River Company LLC
                              Aiken, South Carolina


SCA Model: RJL:NAN 01/31/97           xvii            LA-9_-___{LICENSEE's Name}

                                TABLE OF CONTENTS

Article                                                                     Page
1.   Definitions ..........................................................    1
2.   License Grant ........................................................    2
3.   Sublicenses ..........................................................    3
4.   Due Diligence ........................................................    4
5.   License Fees .........................................................    5
6.   Records and Reports ..................................................    6
7.   Technical Assistance .................................................    7
8.   Patent Prosecution and Maintenance ...................................    7
9.   Infringement by Third Parties ........................................    8
10.  Representation and Warranties ........................................    9
11.  Disclaimers ..........................................................   10
12.  Term of Agreement and Early Termination ..............................   11
13.  Rights of the Parties after Termination ..............................   12
14.  Use of Names and Trademarks; Nondisclosure Agreement .................   12
15.  Force Majeure ........................................................   13
16.  Assignability ........................................................   13
17.  Non-Abatement of Royalties ...........................................   13
18.  Notices ..............................................................   14
19.  Dispute Resolution ...................................................   15
20.  Governing Law ........................................................   15
21.  Waivers ..............................................................   15
22.  Modifications ........................................................   16
23.  Headings .............................................................   16

Appendix A - WSRC Patent Rights ...........................................  A.1
Appendix B - Development and Commercialization Plan
                (Proprietary Information) .................................  B.1
Appendix C - Issue Fee, Earned Royalties and Minimum Annual
                Royalties (Proprietary Information) .......................  C.1


WSRC EXPL CAA0402                      i                          LA-07-003 NMDT

                       EXCLUSIVE PATENT LICENSE AGREEMENT

This License Agreement, effective from the date of execution by the last signing Party, is by and between WASHINGTON SAVANNAH RIVER COMPANY LLC (hereinafter "WSRC"), a Delaware corporation whose principal place of business is located at Aiken, South Carolina and NUCLEAR MATERIAL DETECTION TECHNOLOGIES, INC., (hereinafter "LICENSEE"), a Florida corporation whose principal place of business is located at 2109 E. Palm Avenue, Tampa, FL 33605; the Parties to this License Agreement being referred to individually as a "Party," and collectively as "Parties."

                                   BACKGROUND:

WHEREAS, WSRC, pursuant to Contract No. DE-AC09-96SR18500 (hereinafter "Prime Contract") with the United States Government as represented by the Department of Energy (hereinafter "DOE") has developed and/or obtained certain WSRC Patent Rights relating to Licensed Products subject to a reservation in the Government to a nonexclusive, nontransferable, irrevocable, paid-up license to practice and have practiced throughout the world, by or on behalf of the Government, any and all such rights as well as certain march-in rights and any other conditions of waivers granted by DOE; and

WHEREAS, both the Licensor and Licensee understand and approve the pending acquisition of the Licensee by Cargo Connection Logistics Holding Inc. within thirty (30) days of the Date of Execution of this Agreement. All rights and obligations will remain intact and unchanged after the acquisition is completed, and

WHEREAS, LICENSEE desires to obtain rights under WSRC Patent Rights.

THEREFORE, in consideration of the premises, covenants and agreements contained herein, the Parties hereto agree to be bound as follows:

                                 1. DEFINITIONS

1.1 "WSRC Patent Rights" shall mean any and all intellectual property rights or patent rights to any subject matter claimed in or disclosed in Appendix A to this Agreement and all United States and corresponding foreign patents issuing from United States patent applications and corresponding patent applications later filed in foreign jurisdictions, including all divisions, continuations, continuations-in-part, re-examinations, reissues, and temporal extensions of any of the foregoing.


WSRC EXPL CAA0402                     1/16                        LA-07-003 NMDT

1.2 "Licensed Products" shall mean any and all items, methods or processes, or parts thereof, which are produced by or employ the practice of any inventions claimed in Appendix A, and whose manufacture, use or sale would constitute, but for the license granted to LICENSEE pursuant to this License Agreement, an infringement of any claim in WSRC Patent Rights.

1.3 "Net Sales" shall mean the total amounts invoiced to purchasers (other than to Federal purchasers as set forth in Section 5.4 below) during the accounting period in question for Licensed Products sold by LICENSEE, less allowances for return of Licensed Products, discounts, commissions (but not to regular employees), freight, and excise or other taxes on Licensed Products. Net Sales in the case of Licensed Products used or transferred by LICENSEE shall mean the fair market value of Licensed Products as if they were sold to an unrelated third party in similar quantities.

1.4 "Sublicensee" shall mean any third party to whom LICENSEE has granted, as set forth in Section 3 below, the right to manufacture, sell, offer for sale and/or use Licensed Products within the United States.

                                2. LICENSE GRANT

2.1 Subject to the terms and conditions of this Agreement, WSRC hereby grants to LICENSEE an exclusive, nontransferable, revocable, United States (subject to Article 8 limitations), royalty-bearing license to manufacture, use, sell or offer for sale of Licensed Products within the United States. LICENSEE has the right to expand to foreign markets if market feasibility is demonstrated, foreign patent rights are granted, and such expansion is mutually agreed upon by both parties.

2.2 WSRC hereby agrees not to grant to any other party a license to WSRC Patent Rights in accordance with the grant hereinabove as long as LICENSEE abides by the terms and conditions of this Agreement, unless required to so grant such right and license in accordance with Federal Statutory or Regulatory enactments conditioning the waiver of rights to WSRC by the DOE, particularly as set forth in 41 CFR 9-9.109-(6)i; 10 CFR Part 781; or 37 CFR Part 404.


WSRC EXPL CAA0402                     2/16                        LA-07-003 NMDT

2.3 LICENSEE agrees to make available to WSRC and will grant a non-exclusive, irrevocable, paid-up license to WSRC and the Government to make and use, and to have made and used on their behalf, for non-commercial purposes, any and all developments and improvements to WSRC Patent Rights as may be made by LICENSEE.

2.4 LICENSEE agrees that any Licensed Products for use or sale in the United States shall be manufactured or practiced substantially in the United States.

2. 5 LICENSEE agrees to affix appropriate markings of the applicable WSRC Patent Rights (and the fact that WSRC was the source of these rights) upon or in association with LICENSEE's Licensed Products. LICENSEE further agrees to use its best efforts to follow any guidance from WSRC concerning such markings.

                                 3. SUBLICENSES

3.1 WSRC grants to LICENSEE the right to grant sublicenses to third parties to practice and have practiced Licensed Products under this Agreement. However, such sublicenses may be granted only under the following conditions:

            (a) Licensed Products sold or used in the United States shall be substantially manufactured in the United States; or

            (b) (i) the Sublicensee has a business unit located in the United States and significant economic and technical benefits will flow to the United States as a result of the sublicense agreement; and

            (ii) in sublicensing any entity that is subject to the control of a foreign company or government, said entity shall be limited to the same extent as such foreign government permits United States agencies, organizations, or other persons to enter into cooperative R&D agreements and licensing agreements, and has policies to protect United States intellectual property rights.

            If LICENSEE determines that neither conditions (a) nor (b) can be met, it must obtain written approval from WSRC prior to granting the sublicense.


WSRC EXPL CAA0402                     3/16                        LA-07-003 NMDT

            (c) Sublicenses to sell Licensed Products shall expressly exclude the right of further sublicensing without the express prior written approval of WSRC.

            (d) Sublicenses granted under this Article must contain all of the other conditions, restrictions and reservations of this Agreement, except for those provisions related to license fees in Article 5, and shall preserve the rights and reservations of WSRC and the DOE/Government existing hereunder.

3.2 LICENSEE shall provide WSRC with a copy of any and all fully executed Sublicenses and Sub-sublicenses within thirty (30) days after execution of same.

3.3 LICENSEE shall collect payment of all royalties due WSRC from the sale of Licensed Products by any Sublicensees in accordance with Article 5; pay WSRC the amounts due (as described in Appendix C.4) and collected from Sublicensees in a timely manner; and summarize and deliver to WSRC all reports required from Sublicensees as shall be pertinent to a royalty accounting under said sublicense agreements.

3.4 LICENSEE shall not receive from Sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this License Agreement, without the express prior written approval of WSRC.

3.5 Termination of this License Agreement for any reason automatically operates as an assignment by LICENSEE to WSRC of all of LICENSEE's rights, title and interest in and to each Sublicense granted.

                                4. DUE DILIGENCE

4.1 LICENSEE shall give his best efforts to bring one or more Licensed Products to market through a vigorous and diligent program for exploitation of WSRC Patent Rights and shall demonstrate a continuing effort to market such Licensed Products in sufficient quantities to meet market demands for these products.

4.2 LICENSEE shall also adhere to the resource commitments, performance milestones, and reporting requirements set forth in the Development and Commercialization Plan incorporated as Appendix B to this Agreement. Should LICENSEE fail to meet the commercialization provisions and milestones set forth in Appendix B of this Agreement, as it may be amended by the Parties, or is unable or unwilling to demonstrate continuing due diligence during the balance of the term of this Agreement, WSRC shall have the option, to be exercised by giving LICENSEE written notice as to the nature of the deficiency and providing him thirty (30) days to cure the deficiency, to convert this license grant to a partially exclusive or nonexclusive license. Such converted license shall have the same field of use restrictions, if any, and the same royalty rates and minimum royalties as this license.


WSRC EXPL CAA0402                     4/16                        LA-07-003 NMDT

                                 5. LICENSE FEES

5.1 In consideration of the right and license granted herein, LICENSEE agrees to pay the License Issue Fee, earned running royalty, and minimum annual royalties and Sublicensee royalties set forth in Appendix C of this Agreement.

5.2 Royalties accruing to WSRC shall be paid to WSRC within sixty (60) days after the Semi-annual Reporting Periods, hereby defined for royalty reporting and payment purposes under this Agreement as being the six (6) month periods of April 1 through September 30, and October 1 through March
      31. Thus, corresponding payment due dates will be November 30 and May 31, respectively. Each such payment will be for any and all royalties which accrued to WSRC within the most recently completed Semi-annual Reporting Period.

5.3 Should LICENSEE fail to make any payment to WSRC within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one half percent (1.5%) per month from the date when payment was due until payment in full, with interest, is made.

5.4 No royalties shall be owing on any Licensed Products produced for any Federal Government agency but only to the extent that LICENSEE can show that the Government received a discount on Licensed Product sales, which discount is equivalent to or greater than the amount of any such royalty that would otherwise be due. Any sales for Federal Government purposes shall be reported under Section 6 - "Records and Reports" below by providing: (a) a Federal government contract number; (b) identification of the Federal agency; and (c) a description as to how the benefit of the royalty-free sale was passed on to the Government.


WSRC EXPL CAA0402                     5/16                        LA-07-003 NMDT

5.5 The royalty provisions of Appendix C may be offset by any advances made by LICENSEE pursuant to Section 9 - "Infringement by Third Parties" below.

5.6 Upon termination of this Agreement for any reason whatsoever, any royalties that remain unpaid shall be properly reported and paid to WSRC within thirty (30) days of any such termination.

                             6. RECORDS AND REPORTS

6.1 LICENSEE agrees to keep adequate records in sufficient detail of LICENSEE's sales of Licensed Products to enable royalties payable hereunder to be determined and to provide such records for inspection by authorized representatives of WSRC at any time during regular business hours of LICENSEE. LICENSEE agrees that any additional records of LICENSEE, as WSRC may reasonably determine are necessary to verify the above records, shall also be provided to WSRC for inspection.

6.2 Within sixty (60) calendar days after the close of each semi-annual reporting period during the term of this Agreement (i.e., May 31 and November 30), LICENSEE will furnish WSRC a written report providing: (a) all Net Sales in U.S. Dollars during the preceding semi-annual reporting period including any Federal governmental agency sales under Section 5.4 above; and (b) the amount of royalties due in U.S. Dollars for the preceding semi-annual reporting period pursuant to the provisions hereof.

                             7. TECHNICAL ASSISTANCE

7.1 WSRC will provide to LICENSEE, on a non-reimbursement/free of charge basis, the following level of technical assistance to help facilitate the transfer of technology associated with WSRC Patent Rights: Thirty-two (32) hours of technical assistance.

7.2 WSRC further agrees to provide from time to time over the term of the Agreement, on a non-interference basis and subject to the availability of the Inventors or others equally skilled in the art, additional technical assistance to help facilitate the transfer of technology associated with WSRC Patent Rights. In the event that LICENSEE elects to exercise this option, the full amount estimated by WSRC for its services must be paid in advance prior to LICENSEE receiving any portion of such services.


WSRC EXPL CAA0402                     6/16                        LA-07-003 NMDT

                      8. PATENT PROSECUTION AND MAINTENANCE

8.1 WSRC shall diligently pursue United States patents for the inventions identified in Appendix A, using counsel of its choice. The cost of preparing, filing, prosecuting and maintaining the United States patents(s) contemplated by this License Agreement shall be borne by WSRC. WSRC will also file at its own expense a patent application under the Patent Cooperation Treaty (PCT) designating all countries, and will file a demand document extending the PCT national entry deadline to the fullest extent possible.

8.2 LICENSEE shall notify WSRC, within six (6) months of execution of this Agreement, as to those non-PCT countries in which LICENSEE wants WSRC to file a patent application and as to those PCT-member countries in which LICENSEE wants WSRC to file a national entry. The preparation, filing and prosecution of all applications made at LICENSEE's request, as well as maintenance of all resulting patents, shall be at the sole expense of LICENSEE. Such patents shall be held in the name of WSRC and shall be obtained using counsel of WSRC's choice and under WSRC's control.

8.3 LICENSEE's obligation to underwrite and to pay foreign patent maintenance and prosecution costs shall continue for so long as this License Agreement remains in effect, unless LICENSEE terminates its obligations with respect to any given patent application or patent upon ninety (90) days written notice to WSRC. WSRC will use its best efforts to curtail patent costs when such notice is received from LICENSEE.

8.4 WSRC shall have the right to file foreign patent applications at its own expense in any country in which LICENSEE has not elected to secure patent rights or to assume any of LICENSEE's terminated obligations as to patent prosecution or maintenance, and in such event, such applications and resultant patents shall not be subject to this License Agreement, and the license granted to LICENSEE in 2.1 above shall be changed to an exclusive license only for those countries in which LICENSEE has elected and continues to fulfill its patent prosecution and maintenance obligations.


WSRC EXPL CAA0402                     7/16                        LA-07-003 NMDT

                        9. INFRINGEMENT BY THIRD PARTIES

9.1 LICENSEE shall give notice of any discovered third-party infringement to WSRC. WSRC shall, at its sole discretion, subject to DOE approval, take appropriate action to stop or prevent such infringement upon consultation with LICENSEE. WSRC shall also have the sole discretion to decide to take no action against the alleged infringement. In the event that WSRC does not take appropriate action to stop or prevent such infringement within ninety (90) days after receiving such notice, LICENSEE has the right to take appropriate action to stop and prevent the infringement, including the right to file suit.

9.2 In the event that LICENSEE files suit to stop infringement or defends any action against the validity of the patent, LICENSEE shall indemnify and hold WSRC harmless against all liability, expense and costs, including attorneys' fees incurred as a result of any such suit.

9.3 LICENSEE may, however, apply up-to-fifty (50) percent of any such incurred costs as a reduction of any royalties due and payable to WSRC under the terms of this Agreement at such time as verified bills of costs actually incurred are reported to WSRC in accordance with Section 5 - "Records and Reports".

9.4 In the event LICENSEE secures a judgment against any third-party infringer, after accounting for and paying all of LICENSEE's costs associated with prosecution of such action as well as paying WSRC for any reduction of royalties pursuant to Section 9.3, LICENSEE shall pay WSRC its royalties as set forth hereinabove on any balance of proceeds actually received and LICENSEE shall retain any such remaining balance of proceeds.

9.5 The Parties hereby agree to cooperate with each other in the prosecution of any such legal actions or settlement actions undertaken under this section and each will provide to the other all pertinent data in its possession which may be helpful in the prosecution of such actions; provided, however, that the Party in control of such action shall reimburse the other Party for any and all costs and expenses in providing data and other information necessary to the conduct of the action.

9.6 The Party having filed such action shall be in control of such action and shall have the right to dispose of such action in whatever reasonable manner it determines to be the best interest of the Parties hereto, except that any settlement which affects or admits issues of patent validity shall require the advance written approval of WSRC.


WSRC EXPL CAA0402                     8/16                        LA-07-003 NMDT

                       10. REPRESENTATIONS AND WARRANTIES

10.1 WSRC represents and warrants that Appendix A contains a complete and accurate listing of all the WSRC Patent Rights licensed and that WSRC has the right to grant the rights, licenses, and privileges granted herein.

10.2 WSRC represents and warrants that WSRC has no knowledge of any claims of infringement filed against WSRC for practicing WSRC Patent Rights anywhere in the world.

10.3 Except as set forth hereinabove, WSRC makes NO REPRESENTATIONS OR WARRANTIES, express or implied, with regard to the infringement of proprietary rights of any third party.

10.4 LICENSEE acknowledges that the export of any of the WSRC Patent Rights from the United States or the disclosure of any of the WSRC Patent Rights to a foreign national may require some form of license from the U.S. Government. Failure to obtain any required export licenses by LICENSEE may result in LICENSEE subjecting itself to criminal liability under U.S. laws.

                                 11. DISCLAIMERS

11.1 Neither WSRC, the DOE, nor persons acting on their behalf will be responsible for any injury to or death of persons or other living things or damage to or destruction of property or for any other loss, damage, or injury of any kind whatsoever resulting from LICENSEE's manufacture, use, or sale of materials, information, or WSRC Patent Rights hereunder.

11.2 EXCEPT AS SET FORTH HEREINABOVE, NEITHER WSRC, THE DOE, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR IMPLIED: (1) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY SERVICES, MATERIALS, OR INFORMATION FURNISHED HEREUNDER; (2) THAT THE USE OF ANY SUCH SERVICES, MATERIALS, OR INFORMATION WILL NOT INFRINGE PRIVATELY OWNED RIGHTS; (3) THAT THE SERVICES MATERIALS, OR INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR (4) THAT THE SERVICES, MATERIALS, OR INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE. FURTHERMORE, WSRC AND THE DOE HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY LICENSED PRODUCTS MANUFACTURED, USED, OR SOLD BY LICENSEE. NEITHER WSRC NOR THE DOE SHALL BE LIABLE FOR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES IN ANY EVENT.


WSRC EXPL CAA0402                     9/16                        LA-07-003 NMDT

11.3 LICENSEE agrees to indemnify WSRC, the DOE, and persons acting on their behalf for all damages, costs, and expenses, including attorney's fees, arising from, but not limited to, LICENSEE's making, using, selling, or exporting of any WSRC Patent Rights, information, or Licensed Products, in whatever form furnished hereunder.

11.4 LICENSEE agrees to obtain and maintain, at its sole expense, sufficient liability insurance to protect itself, WSRC, DOE and parties acting on their behalf against the events enumerated in Section 11.3 above. At WSRC's request, LICENSEE further agrees to provide a certificate of insurance in a form acceptable to WSRC in satisfaction thereof.

                   12. TERM OF AGREEMENT AND EARLY TERMINATION

12.1 Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the terms of this Agreement, this Agreement shall be effective as of the date of execution by the last signing Party and shall remain in effect until the extinguishment, including the appeal thereof, of all WSRC Patent Rights.

12.2 Either Party shall have the right to terminate this Agreement without judicial resolution after a breach of any provision by the other Party has gone uncorrected for sixty (60) days after the other Party has been notified in writing of such breach.

12.3 LICENSEE shall provide notice to WSRC of its intention to file a voluntary petition in bankruptcy or of another party's intention to file an involuntary petition in bankruptcy for LICENSEE, said notice to be received by WSRC at least thirty (30) days prior to filing such a petition. LICENSEE's failure to provide such notice to WSRC of such intentions shall be deemed a material and incurable breach of this Agreement.


WSRC EXPL CAA0402                    10/16                        LA-07-003 NMDT

12.4 LICENSEE agrees that this Agreement shall automatically terminate upon any attempt by LICENSEE to offer LICENSEE's rights under this Agreement as collateral to a third party.

12.5 LICENSEE, if not then in breach of any portion of this Agreement, may voluntarily terminate this Agreement upon giving sixty (60) days written notice to WSRC and upon timely reporting/payment to WSRC of any and all earned royalties due, including those royalties accruing during the notice period, or the pro rata portion of any annual minimum royalties due in the year of such termination, whichever is greater.

                     13. RIGHTS OF PARTIES AFTER TERMINATION

13.1 Neither Party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the effective date of such termination.

13.2 From and after any termination of this Agreement, LICENSEE shall have the right to sell any Licensed Products that LICENSEE had already manufactured prior to termination, provided that all royalties and reports required hereinabove shall be timely submitted to WSRC.

13.3 From and after any termination of this Agreement, LICENSEE shall not manufacture nor have manufactured any Licensed Products pursuant to this Agreement.

13.4 The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, LICENSEE shall duly account to WSRC and transfer to it all rights to which WSRC may be entitled under this Agreement.

                        14. USE OF NAMES AND TRADEMARKS;
                             NONDISCLOSURE AGREEMENT

14.1 Except as provided for under this Agreement or as permitted by the express written consent of the affected Party, the use of the name of either Party or the Government, the U.S. Department of Energy, or the Savannah River Site or abbreviations or contractions thereof in advertising, publicity or other promotional activities is strictly prohibited.


WSRC EXPL CAA0402                    11/16                        LA-07-003 NMDT

14.2 Either Party may disclose the existence of this Agreement, the Parties, the technology licensed, and the nature of the grant. Neither Party may disclose to third parties those portions of this Agreement which have been identified by either Party as being proprietary by written notice given within thirty (30) days of the effective date of this Agreement, except those portions WSRC may be required to release under applicable law.

                                15. FORCE MAJEURE

15.1 No failure or omission by WSRC or by LICENSEE in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of God, acts or omissions of any government or agency thereof, compliance with requests, recommendations, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

                                16. ASSIGNABILITY

16.1 The Government may assign WSRC's interest in this Agreement to a successor Contractor for the Savannah River Site without the consent of LICENSEE.

16.2 This Agreement may be assigned by LICENSEE to a third party only in conjunction with the sale or transfer of substantially all of LICENSEE's assets, and only with the written consent of WSRC, which shall not be unreasonably withheld.

                         17. NON-ABATEMENT OF ROYALTIES

17.1 WSRC and LICENSEE acknowledge that certain of the WSRC Patent Rights may expire prior to the conclusion of the term of this Agreement; however, WSRC and LICENSEE agree that the royalty rates provided for herein shall be uniform and undiminished, except as otherwise provided pursuant to this Agreement.


WSRC EXPL CAA0402                    12/16                        LA-07-003 NMDT

                                   18. NOTICES

18.1 All notices and reports shall be addressed to the Parties hereto as follows:

            If to WSRC:

                          Attention:  Jean K. Campbell
                          WASHINGTON Savannah River Company LLC
                          Savannah River Site, Bldg. 773-41A
                          Aiken, SC 29808
                          Telephone (803) 725-3852
                          Facsimile: (803) 725-4988

            If to LICENSEE:

                          Nuclear Material Detection Technologies, Inc. 2109 E. Palm Avenue
                          Tampa, FL 33594
                          ATTENTION:  Andrew Frost
                          Facsimile: 813-754-2383
                          Telephone: 813-754-4330

18.2        All payments due WSRC shall be sent to:

                          WASHINGTON Savannah River Company
                          Attention:  Accounts Receivable
                          P.O. Box 402167
                          Atlanta, GA 30384-2167

18.3 Any notice, report or any other communication required or permitted to be given by one Party to the other Party by this Agreement shall be in writing and either (a) served personally on the other Party, (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other Party at its address as indicated above, or to such other address as the addressee shall have previously furnished to the other Party by proper notice, (c) delivered by commercial courier to the other Party, or (d) sent by facsimile to the other Party at its facsimile number indicated above or to such other facsimile number as the Party shall have previously furnished to the other Party by proper notice, with machine confirmation of transmission.


WSRC EXPL CAA0402                    13/16                        LA-07-003 NMDT

                             19. DISPUTE RESOLUTION

19.1 The Parties shall attempt to settle any claim or controversy arising from this License Agreement through consultation and negotiations in good faith and a spirit of mutual cooperation. If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator chosen by the Parties within 30 days after written notice by one Party demanding mediation. Neither Party may unreasonably withhold consent to the selection of a mediator, and the Parties will share the costs of the mediation equally. If the dispute cannot be resolved by negotiation or mediation, the matter will be referred to the cognizant DOE Contracting Officer for WSRC's prime contract, who will render a final decision within sixty (60) days. The decision will be final and binding upon the Parties.

19.2 It is the policy of WSRC that all employees, in the performance of their responsibilities, shall adhere to the highest possible standards of ethical and business conduct. WSRC has established an Ombudsman in the WSRC Ethics Office. The Ombudsman is responsible for helping to resolve LICENSEE complaints, disputes, or inquiries, arising under this Agreement when such concerns have not been resolved by responsible WSRC officials. The Ombudsman may be contacted by phone at (803) 725-2611. The Ombudsman will investigate the complaint or inquiry and provide the caller with a response. The caller may remain anonymous, if he or she chooses.

                                20. GOVERNING LAW

20.1 United States Federal Law shall govern this License Agreement to the extent that there is such law. To the extent that there is no applicable United States Federal Law, the law of the State of South Carolina shall govern.

                                   21. WAIVERS

21.1 The failure of WSRC at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver or such provisions or of such rights or remedy or the right of WSRC thereafter to enforce each and every provision, right or remedy.


WSRC EXPL CAA0402                    14/16                        LA-07-003 NMDT

                                22. MODIFICATIONS

22.1 It is expressly understood and agreed by the Parties hereto that this instrument contains the entire agreement between the Parties with respect to the subject matter hereof and that all prior representations, warranties, or agreements relating hereto have been merged into this document and are thus superseded in totality by this Agreement. This Agreement may be amended or modified only by a written instrument signed by the duly authorized representatives of both of the Parties.

                                  23. HEADINGS

23.1 The headings for the sections set forth in this Agreement are strictly for the convenience of the Parties hereto and shall not be used in any way to restrict the meaning or interpretation of the substantive language of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives.

NUCLEAR MATERIAL DETECTION                  WASHINGTON SAVANNAH
TECHNOLOGIES, INC.                           RIVER COMPANY LLC

By:    /s/ Andrew Frost                     By:    /s/ Robert A. Pedde
   -------------------------                   -------------------------
          (Signature)                              (Signature)

Name:  Andrew Frost                         Name:  Robert A. Pedde

Title: NMDT, President                      Title: WSRC, President

Date: ______________________                Date: ______________________


WSRC EXPL CAA0402                    15/16                        LA-07-003 NMDT

                                   APPENDIX A

--------------------------------------------------------------------------------
                               WSRC PATENT RIGHTS
--------------------------------------------------------------------------------

                 Related to WSRC License Agreement No. LA-07-003

The component parts of this Appendix A are as follows:

1. WSRC Patent Application No. 11/135,801, filed with the U.S. Patent and Trademark Office on May 24, 2005 for a RadRope Portable Nuclear Material Detection System (RadRope (TM)) and based upon:

      o WRC Invention Disclosure No. SRS-04-025 entitled, "RadRope Portable Nuclear Material Detection System" dated 4/19/04 and submitted by Kenneth J. Hofstetter, Lawrence J. Harpring, Russell K. Huffman, Charles K. Fulghum, and Donald L. Varble.

      o DOE-SR Letter, Emily G. Schneider to Murray B. Baxter dated August 4, 2004, accepting WSRC's request of 2006 to retain title to the RadRope Portable Nuclear Detection System.

2. Transmittal letter to the United States Receiving Office for International Filing on May 23, 2006, No. PCT/US2006/020059.

3. WSRC Copyright Registration filed with the U.S. Copyright Office and based upon:

      o WSRC Copyright Submittal Form No. SRS-03-518C, "RadRope," dated September 4, 2003, by Lawrence J. Harpring.

      o U.S. Copyright Office Certificate of Registration No. TXu1-179-185, for "RadRope" with an effective date of registration of June 6, 2004.

      o DOE-SR Letter, Emily G. Schneider to Murray B. Baxter dated March 10, 2004, accepting WSRC's copyright assertion request.


WSRC EXPL CAA0402                  App. A-1/1                     LA-07-003 NMDT

ACCEPTANCE OF APPENDIX A:

NUCLEAR MATERIAL DETECTION                  WASHINGTON SAVANNAH
TECHNOLOGIES, INC.                          RIVER COMPANY LLC


By:______________________________           By:________________________________
       (Signature)                                 (Signature)


Date:____________________________           Date:_______________________________


WSRC EXPL CAA0402                  App. A-1/2                     LA-07-003 NMDT

                                   APPENDIX B

                     DEVELOPMENT AND COMMERCIALIZATION PLAN

                 Related to WSRC License Agreement No. LA-07-003

B.1 LICENSEE agrees to invest in the development of technology and market for Licensed Products by committing LICENSEEs resources, at a minimum, to the following requirements:

      1.    Prepare and deliver a commercialization business plan within sixty
            (60) days.

      2. Issue a press release within 5 days of the fully executed license and transfer to Nuclear Materials Detection Technologies, Inc. as required by public companies.

      3. Within one hundred and twenty (120) days produce a production prototype of the RadRope.

      4. Within one hundred and eighty (180) days introduce RadRope to the marketplace and begin sales activity.

B.2 Progress and substantiation of LICENSEE meeting these requirements shall be provided to WSRC in the form of a written report due on the first anniversary and each anniversary thereafter of the effective date thereof. The report shall include, but not be limited to, progress on research and development, regulatory approvals, if any, status of performance milestones, manufacturing issues, and marketing and sales figures for the most recently completed year and projections for the next year. At WSRC's option, LICENSEE further agrees to present the report at a meeting of the Parties to be held at mutually convenient time and place. In the event that LICENSEE fails to perform in accordance with Paragraph B.1 of this Appendix B and is unable or unwilling to cure within thirty (30) days any deficiencies found to WSRC's satisfaction, WSRC shall have the right and option to convert this exclusive license to a partially exclusive or nonexclusive license as provided in Section 4 "Due Diligence"of this Agreement.


WSRC EXPL CAA0402                  App. B-1/2                     LA-07-003 NMDT

                                   N O T I C E

This Appendix contains financial and commercial information that is BUSINESS CONFIDENTIAL and the Parties hereby agree not to use or disclose this Appendix to any third Party without the advance written approval of the other Party hereto, except to those necessary to enable the Parties to perform under this Agreement or as may be required by the WSRC contract with the DOE under the same restrictions as set forth herein.

ACCEPTANCE OF APPENDIX B:

NUCLEAR MATERIAL DETECTION                  WASHINGTON SAVANNAH
TECHNOLOGIES, INC.                          RIVER COMPANY LLC


By:______________________________           By:________________________________
       (Signature)                                 (Signature)


Date:____________________________           Date:_______________________________

                                   APPENDIX C

                         ISSUE FEE, EARNED ROYALTIES AND
--------------------------------------------------------------------------------
                            MINIMUM ANNUAL ROYALTIES
--------------------------------------------------------------------------------

                 Related to WSRC License Agreement No. LA-07-003

C.1 In consideration of the rights and licenses granted herein, LICENSEE agrees to pay WSRC a License Issue Fee in the amount of Twenty-Five Thousand U.S. Dollars ($25,000) within thirty (30) days following final execution of this Agreement. The License Issue Fee is non-refundable and is not an advance against royalties and is made regardless of the ultimate grant of a domestic patent. If such payment is not received within (30) days of the execution of this agreement, this agreement shall become null and void.

C.2 LICENSEE further agrees to pay to WSRC an earned running royalty of Seven percent (7%) of Net Sales of Licensed Products made, practiced, sold, leased or transferred by LICENSEE during the life of this Agreement.


WSRC EXPL CAA0402                  App. B-2/2                     LA-07-003 NMDT

C.3 LICENSEE also agrees to pay WSRC a Minimum Annual Royalty for the life of any license granted under this License Agreement, as set forth in the following schedule:

                Period                      Minimum Annual Royalty(*)
                ------                      -------------------------
                Year 1                      $ 0
                Year 2                      $5,000
                Year 3                      $7,500
                Year 4                      $15,500
                Year 5 & each year          $30,000
                thereafter until the
                end of the license term.

      (*) This Minimum Annual Royalty shall be paid even if earned royalties are less than the minimum required. Specifically, in the event that the earned royalties under Paragraph C.2 of this Appendix C do not equal the Minimum Annual Royalty amount, as set forth in this Paragraph C.3, then LICENSEE shall pay the actual earned royalties due plus the difference between such earned royalties (Paragraph C.2) and this Minimum Annual Royalty amount. Such differential amount (if any) shall be due and payable no later than November 30 of each year.

C.4 LICENSEE shall have the right to grant sublicenses to third parties. Payment to WSRC from all sublicenses shall be thirty-five percent (35%) of all revenue (royalties, upfront fees, milestones, and any other income received from sublicensees).

                                   N O T I C E

This Appendix contains financial and commercial information that is BUSINESS CONFIDENTIAL and the Parties hereby agree not to use or disclose this Appendix to any third Party without the advance written approval of the other Party hereto, except to those necessary to enable the Parties to perform under this Agreement or as may be required by the WSRC contract with the DOE under the same restrictions as set forth herein.


WSRC EXPL CAA0402                  App. B-3/2                     LA-07-003 NMDT

ACCEPTANCE OF APPENDIX C:

NUCLEAR MATERIAL DETECTION                  WASHINGTON SAVANNAH
TECHNOLOGIES, INC.                          RIVER COMPANY LLC


By:______________________________           By:________________________________
       (Signature)                                 (Signature)


Date:____________________________           Date:_______________________________


WSRC EXPL CAA0402                  App. B-4/2                     LA-07-003 NMDT

NMDT-CRGO

                                    EXHIBIT B

                  NUCLEAR MATERIAL DETECTION TECHNOLOGIES, INC.

                           Financial Statements as of


WSRC EXPL CAA0402                  App. B-5/2                     LA-07-003 NMDT

NMDT-CRGO

                                    EXHIBIT C

                     CARGO CONNECTION LOGISTICS HOLDING INC.

                         Unaudited Financial Statements
                  for Cargo Connection Logistics Holding, Inc.
                       for the quarter ended June 30, 2006


WSRC EXPL CAA0402                  App. B-6/2                     LA-07-003 NMDT

NMDT-CRGO

                                    EXHIBIT D

                     CARGO CONNECTION LOGISTICS HOLDING INC.

                     IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

                                December 6, 2006

Florida Atlantic Stock Transfer Inc.
7130 Nob Hill Road
Tamarac, FL 33321

RE:   Cargo Connections, Inc.

To Whom It May Concern:

This letter shall serve as our irrevocable authorization and direction to Florida Atlantic Stock Transfer Inc. (the "Transfer Agent") or successors to do the following:

      1.    Common Shares

            a. The Company hereby confirms to the Transfer Agent and UTEK that under Rule 144 the new certificates to be issued shall not bear any legend restricting transfer and shall otherwise be freely transferable on the books and records of the Company; provided that counsel to the Company delivers an opinion of counsel within seven business days as requested.

            b. In the event that counsel to the Company fails or refuses to render an opinion within seven business days as required to issue the new certificates in accordance with the preceding paragraph, then the Company irrevocably and expressly authorizes counsel to UTEK to render such opinion. The Transfer Agent shall accept and be entitled to rely on such opinion for the purposes of issuing the new certificates.


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      2.    Other instructions.

            a. The Company hereby confirms to the Transfer Agent and UTEK that no instructions other than as contemplated herein will be given to Transfer Agent by the Company with respect to the matters referenced herein. The Company hereby authorizes the Transfer Agent, and the Transfer Agent shall be obligated, to disregard any contrary instructions received by or on behalf of the Company.

The Company hereby agrees that it shall not replace the Transfer Agent as the Company's transfer agent without the prior written consent of UTEK.

Any attempt by Transfer Agent to resign as the Company's transfer agent hereunder shall not be effective until such time as the Company provides to the Transfer Agent written notice that a suitable replacement has agreed to serve as transfer agent and to be bound by the terms and conditions of these Irrevocable Transfer Agent Instructions.

The Company and the Transfer Agent hereby acknowledges and confirms that complying with the terms of this Agreement does not and shall not prohibit the Transfer Agent from satisfying any and all fiduciary responsibilities and duties it may owe to the Company.

The Company and the Transfer Agent acknowledges that UTEK is relying on the representations and covenants made by the Company and the Transfer Agent hereunder and are a material inducement to UTEK entering into the Acquisition Agreement. The Company and the Transfer Agent further acknowledges that without such representations and covenants of the Company made hereunder, UTEK would not complete the transaction as set forth in the Acquisition Agreement.


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Each party hereto specifically acknowledges and agrees that in the event of a breach or threatened breach by a party hereto of any provision hereof, UTEK will be irreparably damaged and that damages at law would be an inadequate remedy if these Irrevocable Transfer Agent Instructions were not specifically enforced. Therefore, in the event of a breach or threatened breach by a party hereto, including, without limitation, the attempted termination of the agency relationship created by this instrument, UTEK shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of these Irrevocable Transfer Agent Instructions.

Notwithstanding the above paragraph, the Company hereto specifically acknowledges and agrees that in the event of a breach or threatened breach by a party hereto of any provision hereof, the Company shall indemnify and hold harmless the Transfer Agent for any act done or suffered by it in good faith in connection with this Irrevocable Transfer Agent Instructions. The Transfer Agent may in connection with this Irrevocable Transfer Agent Instructions employ agents or attorneys in fact and shall not be answerable for the default or misconduct of any such agent or attorney, provided the same shall be selected with reasonable care.

IN WITNESS WHEREOF, the parties have caused this letter agreement regarding Irrevocable Transfer Agent Instructions to be duly executed and delivered as of the date first written above.

                                        COMPANY:

                                        CARGO CONNECTIONS LOGISTICS
                                        HOLDING, INC.

                                        By:    /s/ Jesse Dobrinsky
                                           -------------------------------------
                                        Name:  Jesse Dobrinsky
                                        Title: Chief Executive Officer


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NMDT-CRGO

                                        UTEK CORPORATION

                                        By:    /s/ Clifford M. Gross
                                           -------------------------------------
                                        Name:  Clifford M. Gross, Ph.D.
                                        Title: Chief Executive Officer


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NMDT-CRGO

                                    EXHIBIT E

                     CARGO CONNECTION LOGISTICS HOLDING INC.

                             Schedule of Litigation

The Company recently received a summons filed by Daniel Murray for a total of $750,000 based on an alleged breach of employment agreement. The Company is currently preparing an answer to the lawsuit and intends to defend such action vigorously.


WSRC EXPL CAA0402                  App. B-11/2                    LA-07-003 NMDT